SUB-ITEM 77M

                        AIM INVESTMENT SECURITIES FUNDS

                            SECRETARY'S CERTIFICATE

         I, Lisa A. Moss, Assistant Secretary of AIM Investment Securities Funds ("AISF"), a Delaware business trust, DO HEREBY CERTIFY on this date in connection with the Agreement and Plan of Reorganization, dated as of June 13, 2001, (the "Agreement"), between AIM Municipal Bond Fund, a series of AISF, AIM Tax-Exempt Funds (ATEF), acting on behalf of AIM Tax-Exempt Bond Fund of Connecticut, a series of ATEF and A I M Advisors, Inc., a Delaware corporation, as follows:

         Attached hereto as Exhibit A is a true and correct copy of certain resolutions adopted by the Board of Trustees of AISF at a meeting thereof held on June 13, 2001, and said resolutions have not been altered, amended or rescinded, and remain in full force and effect as of the date hereof.

         IN WITNESS WHEREOF, I have signed this Certificate as of the 21st day of February, 2002.


                                    AIM INVESTMENT SECURITIES FUNDS



                                    By:      /s/ Lisa Moss
                                        -------------------------------
                                             Lisa A. Moss
                                             Assistant Secretary



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                                   EXHIBIT A

Resolutions of the Board of Trustees of AIM Investment Securities Funds adopted on behalf of AIM Municipal Bond Fund at a meeting of the Board held on June 13, 2001.

         "RESOLVED, that the Agreement and Plan of Reorganization by and among AIM Tax-Exempt Funds ("ATEF") acting on behalf of AIM Tax-Exempt Bond Fund of Connecticut ("Tax-Exempt Bond"), AIM Investment Securities Funds ("AISF"), acting on behalf of AIM Municipal Bond Fund ("Municipal Bond") and A I M Advisors, Inc., in substantially the form presented with these resolutions (the "Plan"), providing for the transfer of Tax-Exempt Bond's assets to, and the assumption of Tax-Exempt Bond's liabilities by, Municipal Bond, and for the issuance of Class A shares of Municipal Bond directly to the Class A shareholders of Tax-Exempt Bond, is hereby authorized, approved, and adopted in all respects, with such changes as the officers of ATEF and AISF deem necessary or appropriate upon consultation with counsel to ATEF and AISF; and it is

         FURTHER RESOLVED, that the Board of ATEF has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of Tax-Exempt Bond and its shareholders and that such transaction will not dilute the interests of the existing shareholders of Tax-Exempt Bond; and it is

         FURTHER RESOLVED, that the Board of AISF has determined, pursuant to Rule 17a-8 under the Investment Company Act of 1940, that the transaction contemplated by the Plan is in the best interests of Municipal Bond and its shareholders and that such transaction will not dilute the interests of the existing shareholders of Municipal Bond; and it is

         FURTHER RESOLVED, that the proposed Plan is determined to be advisable on the terms and conditions set forth therein; and it is

         FURTHER RESOLVED, that the officers of ATEF and AISF are hereby authorized, empowered, and directed, for and on behalf of ATEF and AISF to execute, deliver, and, subject to approval by the Tax-Exempt Bond shareholders and satisfaction of other closing conditions, perform the Plan, with any such changes as such officers may deem necessary or appropriate upon consultation with counsel to ATEF and AISF; and it is

         FURTHER RESOLVED, that the vote of shareholders of Tax-Exempt Bond be solicited at a Special Meeting of Shareholders for the purposes of approving the Plan and the reorganization contemplated thereby; and it is

         FURTHER RESOLVED, that the Board of ATEF hereby recommends that the shareholders of Tax-Exempt Bond approve the Plan and the transactions contemplated thereby at such meeting; and it is

         FURTHER RESOLVED, that, promptly following finalization of the Combined Proxy Statement/Prospectus seeking approval of the Plan and the related form of proxy, such documents shall be mailed to the Tax-Exempt Bond shareholders of record on the record date; and it is

         FURTHER RESOLVED, that, in connection with the Special Meeting of Shareholders, the officers of ATEF are hereby authorized, empowered and directed to solicit proxies from the Tax-Exempt Bond shareholders to be voted for approval of the Plan and the reorganization contemplated thereby; and it is

         FURTHER RESOLVED, that in accordance with the terms of the Plan, all of the assets and liabilities of Tax-Exempt Bond shall be transferred to Municipal Bond in consideration of the issuance of shares of beneficial interest of AISF ("AISF Shares") to the shareholders of Tax-Exempt Bond representing interests in Municipal Bond; and it is

         FURTHER RESOLVED, that the officers of AISF are hereby authorized to issue the AISF Shares in accordance with the Plan and the AISF Shares issued to Tax-Exempt Bond Class A shareholders shall be Class A shares of Municipal Bond; and it is

         FURTHER RESOLVED, that the value of each of the AISF Shares to be issued upon receipt of Tax-Exempt Bond's assets shall be the net asset value per share of Municipal Bond' assets next determined, in accordance with AISF's prospectus then in effect after receipt of Tax-Exempt Bond's assets; and it is

         FURTHER RESOLVED, that, upon issuance of AISF Shares to Tax-Exempt Bond's shareholders after receipt of Tax-Exempt Bond's assets, AISF Shares issued to Tax-Exempt Bond's shareholders shall be validly issued, fully paid, and nonassessable; and it is

         FURTHER RESOLVED, that promptly following the reorganization contemplated by the Plan, ATEF shall terminate its Tax-Exempt Bond series under applicable state laws; and it is

         FURTHER RESOLVED, that Tax-Exempt Bond will cease to offer its shares on or about August 1, 2001, or on such other date as the officers of ATEF may deem necessary or appropriate; and it is

         FURTHER RESOLVED, that the officers of ATEF and AISF are hereby authorized, empowered, and directed to take any other such action and to prepare, execute, and deliver such other documents as they deem necessary or appropriate to effect the intent and accomplish the purposes of the foregoing resolutions."